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                                                                  Exhibit 10.25



                                   AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                   SIERRA PACIFIC INSTITUTIONAL PROPERTIES V



Section 11.2 of the Partnership Agreement is amended to read as follows:

         "11.2 Sales and Leases to the General Partner. The Partnership shall not sell or lease property to the General Partner or its Affiliates; provided that the foregoing shall not apply to the proposed merger, sale or other transfer of properties in connection with the consolidation as described in the Proxy/Consent Solicitation Statement of the Partnership dated []." Notwithstanding the foregoing, the Partnership may enter into leases for office space for no more and 1% (and renewals and/or expansions by an existing affiliated tenant for no more than an additional 5%) of the rentable space in any real property acquired by the Partnership to any Affiliated of the General Partner in the normal course of such Affiliate's business on terms and conditions and at rentals no less favorable to the Partnership than those which would have been determined by arms'-length negotiations with a nonaffiliated Person for comparable space in the area where the property is located, which determination may be made on the basis of, and take into account the terms, conditions and rentals agreed to by any other tenants of the property. Notwithstanding the foregoing, in the event such Affiliated of the General Partner subleases any such space at a lease rate in excess of that paid by such Affiliate to the Partnership, such Affiliated shall be required to pay any such excess amounts as additional lease payments to the Partnership."